Exhibit 99.1

BUILD-A-BEAR WORKSHOP REPORTS RECORD SECOND QUARTER AND FIRST HALF FISCAL 2025 RESULTS AND INCREASES ANNUAL GUIDANCE

ST. LOUIS, MO (August 28, 2025) – Build-A-Bear Workshop, Inc. (NYSE: BBW) today announced results for the second quarter of fiscal year 2025 ended August 2, 2025.

●

Total revenues were a second-quarter record $124.2 million, an increase of 11.1%, pre-tax income was a second-quarter record $15.3 million, an increase of 32.7%, and diluted earnings per share was also a second-quarter record $0.94, an increase of 46.9%

●

For the first half of fiscal 2025, total revenues were a first-half record $252.6 million, an increase of 11.5%, pre-tax income was a first-half record $34.9 million, an increase of 31.5%, and diluted earnings per share was also a first-half record $2.11, an increase of 44.5%

●	Through the first half of fiscal 2025, the Company returned $13.1 million to shareholders through share repurchases and quarterly dividends
●	The Company increases its guidance for fiscal 2025 revenue, pre-tax income, and net new unit growth

“We are pleased with our record first-half results, driven by continued strong store performance and contribution margins in our Direct-to-Consumer segment, and double-digit revenue growth for our Commercial segment, leading us to raise our revenue and profit guidance for the year,” commented Sharon Price John, President and Chief Executive Officer of Build-A-Bear Workshop. “Looking ahead, we remain committed to advancing our long-term strategic initiatives, with a particular focus on the global expansion of our partner-operated model. As a result, we have achieved a stronger-than-anticipated pace of new location openings, leading us to raise our net new unit guidance. These efforts continue while navigating the dynamic economic environment,” concluded Ms. John.

Voin Todorovic, Chief Financial Officer of Build-A-Bear Workshop, added, “The Company’s most profitable second quarter and first half in our history underscore the durability of our evolved business model. Build-A-Bear’s solid balance sheet, robust cash flow generation, and strong returns on capital reinforce our confidence in the future."

Second Quarter Fiscal 2025 Results

(13 weeks ended August 2, 2025, compared to the 13 weeks ended August 3, 2024)

●	Total revenues were $124.2 million and increased 11.1%.

o	Net retail sales were $114.6 million and increased 10.8%.

o	Consolidated e-commerce demand (online orders fulfilled from either the Company’s warehouses or its stores) increased 15.1%.
o	Commercial and international franchise revenues were a combined $9.6 million and increased 15.2%.

●

Pre-tax income grew 32.7% to $15.3 million, or 12.3% of total revenues, an increase of 200 basis points compared to the prior year. This was driven by a 340-basis-point improvement in gross margin from an expansion in Retail gross margin, primarily from reduced promotional activity, leverage of fixed costs, and selective price increases, as well as an expansion in Commercial gross margin, partially offset by a 140-basis point increase in Selling, General and Administrative (“SG&A”) expense, mainly from higher store-level compensation, corporate costs, and general inflationary pressures, partially offset by favorable marketing expense timing.

●	Diluted earnings per share (“EPS”) was $0.94, an increase of 46.9%, reflecting higher pre-tax income, a lower income tax rate, and a reduction in share count.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $18.8 million, an increase of 25.3%, and represented 15.1% of total revenues.

First Half Fiscal 2025 Results

(26 weeks ended August 2, 2025, compared to the 26 weeks ended August 3, 2024)

●	Total revenues were $252.6 million and increased 11.5%.

o	Net retail sales were $234.2 million and increased 10.8%.
o	Consolidated e-commerce demand (online orders fulfilled from either the Company’s warehouses or its stores) increased 6.8%.
o	Commercial and international franchise revenues were a combined $18.4 million and increased 21.1%.

●

Pre-tax income grew 31.5% to $34.9 million, or 13.8% of total revenues, an increase of 210 basis points compared to the prior year. This was driven by a 300-basis point improvement in gross margin from an expansion in Retail gross margin, primarily from reduced promotional activity, leverage of fixed costs, and selective price increases, as well as an expansion in Commercial gross margin, partially offset by a 80-basis point increase in SG&A expense, mainly from higher store-level compensation, corporate costs, and general inflationary pressures, partially offset by favorable marketing expense timing, as well as a decline in interest income.

●	Diluted EPS was $2.11, an increase of 44.5%, reflecting higher pre-tax income, a lower income tax rate, and a reduction in share count.

●	EBITDA was $41.9 million, an increase of 26.0%, and represented 16.6% of total revenues.

Store Activity

For the quarter, the Company had net new unit growth of 14 global experience locations, comprised of nine partner-operated locations, six franchise locations, and a decrease of one corporately-managed location. At the end of the second quarter, Build-A-Bear had 627 global locations through a combination of its corporately-managed, partner-operated, and franchise models. Globally, this reflects 368 corporately-managed, 157 partner-operated, and 102 franchise locations.

Balance Sheet

At second-quarter end, cash and cash equivalents totaled $39.1 million, an increase of $13.9 million, or 55.4%, compared to second-quarter end last year. The Company finished the quarter with no borrowings under its revolving credit facility.

For the second quarter and first half of fiscal 2025, capital expenditures totaled $3.4 million and $6.3 million, respectively.

Inventory at quarter-end totaled $81.8 million, an increase of $14.8 million, or 22.1%, compared to second-quarter end last year, primarily driven by the added cost of tariffs, in addition to the accelerated purchase of core products aligned with our tariff-mitigation plans. The Company remains comfortable with the level and composition of its inventory.

Return of Capital to Shareholders

For the second quarter, the Company utilized $3.1 million in cash to repurchase 59,083 shares of its common stock and paid a quarterly cash dividend of $2.9 million to shareholders. For the first half of fiscal 2025, the Company utilized $7.3 million in cash to repurchase 167,585 shares of its common stock and paid $5.8 million in quarterly cash dividends to shareholders.

Since the second-quarter end through August 27, the Company has utilized $1.6 million in cash to repurchase an additional 30,585 shares of its common stock. The Company has $80.3 million remaining under the board-authorized $100.0 million stock repurchase program adopted on September 11, 2024.

2025 Outlook

The Company increases its 2025 revenue, pre-tax income, and net new unit guidance.

Specifically, the Company now expects:

●	Total revenues to grow on a mid-to-high-single-digit percentage basis
●	Pre-tax income in the range of $62 million to $70 million
●	Net new unit growth to increase from at least 50 to at least 60 experience locations through a combination of corporately-managed, partner-operated, and franchised business models

In addition, for fiscal 2025, the Company continues to expect:

●	Capital expenditures in the range of $20 million to $25 million
●	Depreciation and amortization to approximate $16 million
●	The income tax rate to be in the range of 22% to 24%, excluding discrete items

The Company’s guidance considers various factors, including the current tariff rates, medical and labor costs, changes in freight expense, and ongoing inflationary challenges. Additionally, the Company’s outlook does not contemplate any further material changes in tariffs, the macroeconomic or geopolitical environment, or relevant foreign currency exchange rates.

Note Regarding Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income adjusted to exclude certain costs, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Webcast and Conference Call Information

Today, at 9:00 AM ET, Build-A-Bear Workshop will host a conference call with investors and financial analysts to discuss its financial results. The call will be webcast on Build-A-Bear’s Investor Relations website, https://ir.buildabear.com.

The dial-in number for the live conference call is (877) 407-3982 or (201) 493-6780 for international callers. The access code is Build-A-Bear. The call is expected to conclude by 10 AM ET.

A replay of the conference call webcast will be available on the investor relations website for one year. A telephone replay will be available from approximately 1:00 p.m. ET on Thursday, August 28, 2025, until 11:59 p.m. ET on Thursday, September 4, 2025. The telephone replay is available by calling (412) 317-6671 (toll/international) or (844) 512-2921 (toll-free). The access code is 13754926.

About Build-A-Bear

Since its beginning in 1997, Build-A-Bear has evolved to become a beloved multi-generational brand focused on its mission to “add a little more heart to life,” where guests of all ages make their own “furry friends” in celebration and commemoration of life moments. Guests create their own stuffed animals by participating in the stuffing, dressing, accessorizing, and naming of their own teddy bears and other plush toys based on the Company’s own intellectual property and in conjunction with a variety of best-in-class licenses. The hands-on and interactive nature of our more than 600 company-owned, partner-operated and franchise experience locations around the world, combined with Build-A-Bear’s pop-culture appeal, often fosters a lasting and emotional brand connection with consumers and has enabled the Company to expand beyond its retail stores to include e-commerce sales on www.buildabear.com and non-plush branded consumer categories via out-bound licensing agreements with leading manufacturers, as well as the creation of engaging content via Build-A-Bear Entertainment (a subsidiary of Build-A-Bear Workshop, Inc.). The brand’s newest communications campaign, "The Stuff You Love," commemorates more than a quarter-century of creating cherished memories worldwide. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted consolidated total revenues of $496.4 million for fiscal 2024. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 18, 2024 and other periodic reports filed with the SEC which are incorporated herein.

All our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects, and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

Investor Relations Contact

Gary Schnierow, Vice President, Investor Relations & Corporate Finance

garys@buildabear.com

Media Relations Contact

pr@buildabear.com

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BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	August 2,	% of Total	August 3,	% of Total
	2025	Revenues (1)	2024	Revenues (1)
Revenues:
Net retail sales	$114,635	92.3	$103,455	92.6
Commercial revenue	8,629	6.9	7,294	6.5
International franchising	983	0.8	1,049	0.9
Total revenues	124,247	100.0	111,798	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	48,552	42.4	47,607	46.0
Cost of merchandise sold - commercial (1)	3,419	39.6	3,008	41.2
Cost of merchandise sold - international franchising (1)	765	77.8	614	58.5
Total cost of merchandise sold	52,736	42.4	51,229	45.8
Consolidated gross profit	71,511	57.6	60,569	54.2

Selling, general and administrative expense	56,399	45.4	49,212	44.0
Interest (income) expense, net	(206)	(0.2)	(188)	(0.2)
Income before income taxes	15,318	12.3	11,545	10.3
Income tax expense	2,951	2.4	2,767	2.5
Net income	$12,367	10.0	$8,778	7.9

Income per common share:
Basic	$0.94		$0.64
Diluted	$0.94		$0.64
Shares used in computing common per share amounts:
Basic	13,111,615		13,665,958
Diluted	13,139,470		13,685,801

(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively.  Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	August 2,	% of Total	August 3,	% of Total
	2025	Revenues (1)	2024	Revenues (1)
Revenues:
Net retail sales	$234,224	92.7	$211,323	93.3
Commercial revenue	16,251	6.4	13,278	5.9
International franchising	2,167	0.9	1,927	0.8
Total revenues	252,642	100.0	226,528	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	100,123	42.7	97,022	45.9
Cost of merchandise sold - commercial (1)	6,433	39.6	5,541	41.7
Cost of merchandise sold - international franchising (1)	1,589	73.3	1,231	63.9
Total cost of merchandise sold	108,145	42.8	103,794	45.8
Consolidated gross profit	144,497	57.2	122,734	54.2

Selling, general and administrative expense	109,954	43.5	96,774	42.7
Interest expense (income), net	(406)	(0.2)	(614)	(0.3)
Income before income taxes	34,949	13.8	26,574	11.7
Income tax expense	7,263	2.9	6,337	2.8
Net income	$27,686	11.0	$20,237	8.9

Income per common share:
Basic	$2.11		$1.47
Diluted	$2.11		$1.46
Shares used in computing common per share amounts:
Basic	13,095,958		13,795,958
Diluted	13,142,443		13,845,309

(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively.  Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	August 2,	February 1,	August 3,
	2025	2025	2024
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$39,108	$27,758	$25,163
Inventories, net	81,758	69,775	66,977
Receivables, net	13,526	16,096	12,075
Prepaid expenses and other current assets	10,026	12,669	13,258
Total current assets	144,418	126,298	117,473

Operating lease right-of-use asset	100,950	90,200	94,158
Property and equipment, net	58,804	59,761	53,303
Deferred tax assets	8,045	7,596	8,694
Other assets, net	6,021	6,101	5,831
Total Assets	$318,238	$289,956	$279,459

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,659	$16,538	$17,542
Accrued expenses	19,110	16,209	13,343
Operating lease liability short term	26,996	26,841	30,110
Gift cards and customer deposits	14,343	15,791	15,828
Deferred revenue and other	3,964	4,015	3,490
Total current liabilities	81,072	79,394	80,313

Operating lease liability long term	80,365	70,155	71,993
Other long-term liabilities	1,406	1,325	1,362

Stockholders' equity:
Common stock, par value $0.01 per share	132	133	136
Additional paid-in capital	61,701	61,987	62,831
Accumulated other comprehensive loss	(11,304)	(12,554)	(11,913)
Retained earnings	104,866	89,516	74,737
Total stockholders' equity	155,395	139,082	125,791
Total Liabilities and Stockholders' Equity	$318,238	$289,956	$279,459

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	August 2,	August 3,	August 2,	August 3,
	2025	2024	2025	2024

Other financial data:

Retail gross margin ($) (1)	$66,083	$55,848	$134,101	$114,301
Retail gross margin (%) (1)	57.6%	54.0%	57.3%	54.1%
Capital expenditures (2)	$3,421	$3,270	$6,328	$5,700
Depreciation and amortization	$3,668	$3,636	$7,368	$7,294

Store data (3):
Number of corporately-managed retail locations at end of period
North America			327	321
Europe			41	40
Total corporately-managed retail locations			368	361

Number of franchised stores at end of period(4)			102	89

Number of third-party retail locations at end of period			157	107

Corporately-managed store square footage at end of period (5)
North America			731,698	730,408
Europe			57,015	55,535
Total square footage			788,713	785,943

(1)

Retail gross margin represents net retail sales less cost of merchandise sold - retail.  Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.

(2)	Capital expenditures represents cash paid for property, equipment, and other assets.

(3)	Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.

(4)	Count for both years include nine shop-in-shop locations in Australia not previously reported.

(5)

Square footage for stores located in North America is leased square footage.  Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP figures
(dollars in thousands)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	August 2,	August 3,	August 2,	August 3,
	2025	2024	2025	2024
Income before income taxes (pre-tax)	$15,318	$11,545	$34,949	$26,574
Interest (income) expense, net	(206)	(188)	(406)	(614)
Depreciation and amortization expense	3,668	3,636	7,368	7,294
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$18,780	$14,993	$41,911	$33,254